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                                                                 EXHIBIT 10.14

                                     [LOGO]

                                  ENDLESS YOUTH
                                  PRODUCTS, INC.

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              To                :     Lenny Sands
              Company           :
              Facsimile No.     :     818.788.9264

              From              :     Neal K. Wallach
              Telephone No.     :     +1.310.277.0045
              Facsimile No.     :     +1.310.277.1477
              Date              :     October 1, 1997          Pages: Three

This facsimile may contain certain information which is privileged, confidential and protected from disclosure. If you are not the intended recipient of this transmission or the person responsible for its delivery to the addressee, please immediately notify our office on receipt.
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                                     AGREEMENT


This letter agreement shall serve as the agreement (the "Agreement") between Endless Youth Products, Inc., 6767 Tropicana Blvd., #206, Las Vegas, NV 89103 (the "Company") and Leonard Sands, 16161 Ventura Blvd., #676, Encino, CA 91436 or his affiliated company ("Sands").

The Company is involved in the development of Le Solution Derma System (the "System"). The Company is utilizing the industrial design services of Logica Product Development and the electrical engineering services of Steve Chandler. Sands has agreed to provide $50,000 with respect to the development and prototype production costs with respect to the System. The investment payment schedule is as follows:

1. October 9:    $12,000.
2. October 26:   $ 8,000.
3. November 12:  $ 7,000.
4. November 24:  $ 6,000. plus costs for additional prototypes.
5. December 4:   $ 2,000.

[The remaining $15,000 will be available in "as needed" basis to pay for potential extra development costs, such as electrical engineering costs, prototypes, and expenses related to coordination with manufacturers. Such development costs will fall within the period November 24 and December 20.]

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                         ENDLESS YOUTH PRODUCTS, INC.

Leonard Sands
October 2, 1998
Page Two


The Company shall provide a notice to Sands two days prior to the due date of the above described payments. A check or wire transfer shall be sent to the Company by Sands with respect to the above-described payments to be received on the specified date; the mailing address and bank account information shall be supplied by the Company to Sands. Following the initial October 9 payment which is due on October 9 (no further notice shall be provided by the Company with respect to such payment), such dates may vary slightly based on the completion of required work by Logica Product Development; the Company's two-day notice to Sands shall take into account any such development delays.

In consideration of Sand's payment of $50,000, as described above, the Company will provide to Sands the following:

1. 25,000 shares of Company stock. Shares will be issued in good faith on or about October 9, following the initial payment of $12,000. Such shares can be traded following February 1, 1999.

2. 25,000 stock options to purchase shares of the Company at $.75 per share. Such options must be exercised within two years of the date of issuance which shall be on or about October 9, following the initial payment of $12,000.

3. Sands will have a 2 percent interest in all revenues received by the Company with respect to the System and all products sold in conjunction with the marketing of the System. The 2 percent interest shall be based on gross revenues minus actual manufacturing cost for the System and accompanying products. If the Company receives a gross licensing/royalty fee with respect to the System and accompanying products or a rental fee with respect to generated customer lists compiled from the marketing of the System, Sands will be paid 2 percent on such gross fees. Additionally, Sands will receive a 2 percent interest in any lump-sum sale of the rights to the System and accompanying products to a third party.

The Company will be required to furnish Sands with weekly reports in connection with all revenues received by the Company from System revenues. Sands will have the unlimited right to review all records with respect to the System and its accompanying products.

4. Sands has the right of first refusal to manufacture product for the Company on terms and prices equal to that of a third party manufacturer as secured by the Company.

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                          ENDLESS YOUTH PRODUCTS, INC.


Leonard Sands
October 2, 1998
Page Three


5. Sands will act as the Company's exclusive representative in connection with negotiations for sale of the System and accompanying products on home shopping programs.

6. Further performance bonuses and financial arrangements will be entered into in good faith between the Company and Sands as a reflection of the expertise that Sands provides to the development, production, and marketing of the System.

The term of this Agreement shall be ten years and automatically renewable for an additional ten year period.


AGREED:


ENDLESS YOUTH PRODUCTS, INC.

BY: /s/ Neal K. Wallach                           /s/ Leonard Sands
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    Neal K. Wallach, President                   Leonard Sands